Exhibit 99.3

NOVUS THERAPEUTICS, INC.

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARD AGREEMENT

No. of shares subject to Option:

THIS AGREEMENT dated this [●], between NOVUS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and [●] (“Participant”), is made in connection with Participant’s entry into that certain employment agreement with the Company dated as of [●] (the “Employment Agreement”) and is an inducement material to the Participant’s entry into employment within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of any employment, consulting or similar services agreement (including the Employment Agreement) between the Participant and the Company as may be in effect (the “Service Agreement”), the Service Agreement shall control, and this Agreement shall be deemed to be modified accordingly.

Although this Option is an inducement award made outside of the Company’s 2014 Stock Incentive Plan (the “Plan”), it shall be subject to terms of the Plan in all respects as if granted under the Plan, which are incorporated into this Agreement by this reference, and which shall control in the event of any conflict with the terms and conditions hereof.

1. Grant of Option. The Company, on [●] (the “Date of Grant”), granted to Participant, subject to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of [●] shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) at the option price of $             per share, being not less than the closing price of a share of our Common Stock on the NASDAQ on the Date of Grant (the “Option”). This Option is intended to be a nonqualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Option is exercisable as hereinafter provided.

2. Terms and Conditions. This Option is subject to the following terms and conditions:

(a) Expiration Date. This Option shall expire ten years from the Date of Grant (the “Expiration Date”).

(b) Exercise of Option. Except as provided for in Section 10(d) of the Plan, this Option shall be exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to this Option on the first anniversary of the Date of Grant (the “First Anniversary Date”) and thereafter with respect to 1/48th of the shares of Common Stock subject to this Option monthly over the following 36 months, such that the Options shall be fully vested and exercisable on the fourth anniversary of the Date of Grant, subject to the Participant’s continued service with the Company through each such vesting date. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share. Once this Option has become exercisable in accordance with the preceding sentences it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to Section 10(d) of the Plan or until the Option has expired pursuant to subparagraph 2(a). A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of this Agreement.

(c) Method of Exercising Option and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company’s Principal Financial Officer at the Company’s principal office in California (see attachment A – “Notice of Option Exercise”). The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option price in full, in cash or cash equivalent acceptable to the Company, or by the surrender of shares of Common Stock with an aggregate fair market value (determined by the closing price of a share of our Common Stock as of the day preceding the exercise date) which, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares for which this Option is being exercised.

(d) Nontransferability. This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

(e) Shareholder Rights. Participant shall not have any rights as a shareholder with respect to shares subject to the Option until the date of exercise of such Option.

3. The Plan and Other Agreements. In addition to this Agreement, and although this Option is an inducement grant made outside of the Plan, it shall be subject to terms of the Plan, which are incorporated into this Agreement by this reference, and which shall control in the event of any conflict with the terms and conditions hereof. For the avoidance of doubt, the shares of Common Stock issuable hereunder shall not reduce or have any effect on the number of shares of Common Stock that may be issued under the Plan. The Service Agreement, this Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

4. Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Participant at the address on the payroll records of the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person.

5. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

6. No Right to Continued Employment. This Option does not confer upon Participant any right to continue in the employ of the Company or an affiliate, nor shall it interfere in any way with the right of the Company or an affiliate to terminate such employment at any time.

7. Administration. Any question concerning the interpretation of this Agreement or the Option, any adjustments required to be made to the Option hereunder, and any controversy that may arise with respect to the Option will be determined by the Company in its sole and absolute discretion. All decisions by the Company shall be final, binding and conclusive.

8. Compliance with Laws and Regulations. Participant hereby acknowledges, represents and warrants to the Company that, unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock to be received upon the exercise of the Option is effective and current at the time of exercise of the Option, (i) the shares of Common Stock to be issued upon the exercise of the Option will be unregistered and acquired by Participant for his own account, for investment only and not with a view to the resale or distribution thereof and (ii) the shares of Common Stock to be issued upon the exercise of the Option may not be sold or transferred unless a registration statement under the Securities Act with respect to the resale of such shares is effective and current or such registration is determined to be unnecessary. Nothing herein shall be construed as requiring the Company to register the shares subject to the Option under the Securities Act. Notwithstanding anything herein to the contrary, if at any time the Company shall determine, in its discretion, that the listing or qualification of the shares of Common Stock subject to the Option on any securities exchange or under any applicable law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the issuance of shares of Common Stock hereunder, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9. Governing Law. This Agreement shall be governed by the laws of the state of Delaware.

10. Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

NOVUS THERAPEUTICS, INC.

By:
Name:	Gregory J. Flesher
Title:	Chief Executive Officer

[NAME OF PARTICIPANT]

Attachment A

Chief Financial Officer

Novus Therapeutics, Inc.

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

Notice Of Option Exercise

This letter is notice of my decision to exercise the option that was granted to me on                     . The exercise will be effective on                     . I am exercising the option for              shares of Common Stock. Enclosed is my check for $                , which is the aggregate option price for the number of shares for which I am exercising the option.

Please issue the certificate according to the following instructions:

Name/entity stock certificate issued to:
(If entity is a trust, please include date trust was established)

Address to send stock certificate:

Sincerely,

Accepted by:

Date:

Note: The date of exercise cannot be earlier than the date of delivery of this notice or the postmark, if the notice is mailed.